Exhibit 3.5(c)

AMENDED CHARTER FOR THE

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

OF

NEWCARDIO, INC.

As of February 23, 2010

PURPOSE:

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of NewCardio, Inc. (the “Company”) shall be to review and make recommendations to the Board on matters concerning corporate governance; Board composition; identification, evaluation and nomination of director candidates; Board committees;  and conflicts of interest.

In furtherance of these purposes, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Committee members shall be appointed by, and shall serve at the discretion of, the Board.  The Committee shall consist of no fewer than two members of the Board.  The Board may designate one member of the Committee as its chair.  The Committee may form and delegate authority to subcommittees when appropriate. Members of the Committee shall not have a relationship with the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed “Independent Directors” as defined by (i) the listing standards of the Nasdaq Stock Market, Inc. Listing Rules (the “Nasdaq Rules”) and (ii) the rules of the SEC (including Rule 10A-3).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board.  Committee members may be removed from the Committee, with or without cause, by the Board.  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Committee shall include:

Corporate Governance Generally

•	Reviewing annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with, recommending changes to the Board as necessary;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations to the Board;

•
Determining the manner in which stockholders may send communications to the Board (as a whole or individually), as well as the process by which stockholder communications will be relayed to the Board and what the Board’s response, if any, should be and, until replaced by other procedures, the following shall be the process:

Written recommendations from shareholders for director nominees should be delivered to:
_______________________
_______________________
_______________________
_______________________

                                 In order for the Committee to adequately consider any shareholder recommendation, the recommendation should include an analysis of the proposed nominee under the criteria discussed above.  In addition, the recommendation must include all information relating to the proposed director nominee that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  The Committee will evaluate director nominees recommended by shareholders in the same manner as it evaluates other nominees.  Recommendations received prior to any Committee meeting where director nominees are to be considered will be considered at such meeting.

Notwithstanding the foregoing with respect to shareholder recommendations, shareholder nominations for director must be submitted in accordance with the provisions of the Company’s bylaws.

•
Reviewing periodically the succession planning for the Chief Executive Officer and other executive officers, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to these executive management positions;

•	Reviewing governance-related stockholder proposals, if any, and recommending Board responses;

•	Overseeing compliance by the Board and its committees with applicable laws and regulations, including those promulgated by the Securities and Exchange Commission and, as appropriate, the Nasdaq Rules;

•	Reviewing its own charter and processes on an annual basis;

Board Composition, Evaluation and Nominating Activities

•
Overseeing the Board evaluation process including conducting periodic evaluations of the performance of the Board as a whole and each Board committee and evaluating the performance of Board members eligible for re-election;

•
Reviewing and making recommendations to the Board regarding the composition and size of the Board and determine the relevant criteria (including any minimum qualifications) for Board membership including issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business, other commitments and the like;

•
Reviewing annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and shall identify for the Board those directors who have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company);

•
In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend the removal of a director for cause, in accordance with the applicable provisions of the Company’s certificate of incorporation, bylaws and Corporate Governance Guidelines;

•	Establishing procedures for the submission of candidates for election to the Board (including recommendations by stockholders of the Company);

•	Establishing procedures for identifying and evaluating nominees for Director;

•	Reviewing and recommending candidates for election to the Board at the annual meeting of stockholders in compliance with the Company’s policies and procedures for consideration of Board candidates;

•
Identifying, considering and recommending candidates to fill new positions or vacancies on the Board; in performing these duties, the Committee shall have the authority, at the Company’s expense, to retain and terminate any search firm to be used to identify Board candidates and shall have authority to approve the search firm’s fees and other retention terms;

•	Reviewing the required disclosure, if applicable, included in the Company’s annual public filings regarding the Company’s nomination process;

•	Making recommendations for continuing education of Board members;

•
the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”) and code of business conduct;

Board Committees

•
Periodically reviewing the charter and composition of each Board committee and making recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

•	Recommending to the Board persons to be members of the various Board committees;

Conflicts of Interest

•	Reviewing and approving the Company’s code of business conduct and recommending changes to the Board as necessary;

•	Considering questions of possible conflicts of interest of Board members and of corporate officers; and

Reviewing actual and potential conflicts of interest of Board members and corporate officers, other than related party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws.  The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board.  To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

In performing its duties, the Committee shall have the authority, at the Company’s expense, to retain, hire, and obtain advice, reports or opinions from internal or external legal counsel and expert advisors.

MEETINGS:

The Committee will meet at least once annually and, otherwise, as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities.  The Committee may meet either in person or telephonically, and at such times and places as the Committee determines.  The Committee may establish its own meeting schedule, which it will provide to the Board.  All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote.The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.  Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

MINUTES:

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board.

REPORTS:

The Chair of the Committee shall make regular reports to the full Board on the actions and recommendations of the Committee.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.

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